Brantley Capital Corporation Closes Sale of Investment Assets
Wednesday April 25, 2007
PURCHASE, N.Y.—(BUSINESS WIRE)—Brantley Capital Corporation (BBDC.PK) (the “Company”) announced that it has completed the sale of substantially all of its investment assets to funds managed by Venture Capital Fund of America III, Inc. for $10 million. The investment assets sold include the Company’s investments in Fitness Quest Inc., The Holland Group of Tennessee, Inc., Streamline Foods, Inc., TherEx, Inc., Value Creation Partners, Inc., Orion HealthCorp, Inc., and Prime Office Products, Inc.
After the Closing of the transaction, the Company currently has approximately $3.17 per share on hand in cash, however, the amount ultimately available for distribution to shareholders could be materially more or less than $3.17 per share, depending on the outcome of litigation and other contingencies.
As previously announced, on February 7, 2007 the Company filed a lawsuit against its former investment manager, Brantley Capital Management LLC, Messrs. Robert P. Pinkas, Paul H. Cascio, Shawn Wynn, Michael J. Finn, Tab Keplinger and affiliated entities alleging that various wrongful acts by the Company’s former management team caused it to incur significant financial losses, the total amounts of which are to be determined at trial. The Company, along with Messrs. Pinkas, Finn and Keplinger, is also a defendant in a shareholder class action lawsuit filed in November 2006 relating to some of the same alleged acts.
The individual defendants in these lawsuits have demanded that the Company indemnify them for their legal expenses. The Company strenuously disputes that they are entitled to such indemnification. However, unless and until these indemnification claims are resolved to the Company’s satisfaction, the Company does not anticipate making any liquidation distributions.
About Brantley Capital Corporation
Brantley Capital Corporation is a publicly-traded business development company primarily providing equity and long-term debt financing to small and medium-sized private companies throughout the United States. The Company’s investment objective is to achieve long-term capital appreciation in the value of its investments and to provide current income primarily from interest, dividends and fees paid by its portfolio companies.
Forward-Looking Statements
The information contained in this press release may contain forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in the company’s periodic filings with the Securities and Exchange Commission.